As filed with the Securities and Exchange Commission on June 4, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RIVERSTONE NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Delaware	95-4596178
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5200 Great America Parkway
Santa Clara, California 95054
(408) 878-6500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mr. Romulus Pereira
President and Chief Executive Officer
Riverstone Networks, Inc.
5200 Great America Parkway
Santa Clara, California 95054
(408) 878-6500
(Name and address, including zip code, and telephone number, including area code, of agent for service of process)

Copies to:

Stanton D. Wong
Gabriella A. Lombardi
Pillsbury Winthrop LLP
2550 Hanover Street
Palo Alto, California 94304
(650) 233-4500

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this Registration Statement as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per unit or share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee

3¾% Convertible Subordinated Notes due 2006(2)	$175,000,000		100%	$175,000,000	$16,100

Common Stock, $0.01 par value(3)	9,636,568	(2)	(4)	(4)	(4)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).
(2)
The shares of Common Stock registered hereunder are issuable upon conversion of the Notes at the rate of 55.0661 shares of Common Stock per $1,000 principal amount of the Notes. Pursuant to Rule 416 under the Securities Act, such number of shares of Common Stock registered hereby shall include an indeterminate number of shares of Common Stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.

(3)	Associated with the Common Stock are Series A Preferred Stock Purchase Rights that will not be exercisable or evidenced separately from the Common Stock prior to the occurrence of certain events.
(4)
Pursuant to Rule 457(i), there is no additional filing fee with respect to the shares of Common Stock issuable upon conversion of the Notes because no additional consideration will be received in connection with the exercise of the conversion privilege.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a) may determine.

Information contained in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 4, 2002

PROSPECTUS

$175,000,000

3¾% Convertible Subordinated Notes Due 2006
and
Shares of Common Stock Issuable Upon Conversion of the Notes

Interest payable on June 1 and December 1

Riverstone Networks, Inc. issued the notes in a private placement in November 2001. This prospectus will be used by selling securityholders to resell their notes and the shares of common stock issuable upon conversion of their notes.

Holders may convert the notes into shares of our common stock before December 1, 2006 at a conversion rate of 55.0661 shares per $1,000 principal amount of notes (equivalent to a conversion price of $18.16), subject to adjustment. In lieu of issuing shares of common stock upon conversion, we may elect to pay cash equal to 105% of the value of the common stock, but only with 30 days prior written notice.

Prior to December 3, 2004, we may redeem any portion of the notes at the redemption price and premium set forth in this prospectus if the closing price of our common stock exceeds 150% of the conversion price for at least 20 trading days in any period of 30 consecutive trading days and if other specific conditions are satisfied. On or after December 3, 2004, we may redeem any of the notes at the redemption prices set forth in this prospectus, plus accrued interest.

The notes are subordinated in right of payment to all of our senior indebtedness. As of May 29, 2002, we had no senior indebtedness outstanding.

For a more detailed description of the notes, see “Description of Notes” beginning on page 21.

Our common stock is quoted on the Nasdaq National Market under the symbol “RSTN.” On May 29, 2002, the last reported sale price of our common stock on the Nasdaq National Market was $3.52 per share.

Investing in the notes or our common stock involves risks. You should carefully read and consider the “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2002.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. You should assume that the information appearing in this prospectus or any documents incorporated by reference is accurate only as of the date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

SUMMARY

This summary contains basic information about us, the notes and our common stock. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read this entire prospectus carefully, including the section entitled “Risk Factors” and our financial statements and the related notes incorporated in this prospectus by reference before making an investment decision.

We are a leading provider of Internet infrastructure equipment to telecommunications service providers in the metropolitan area network. Our routers enable service providers to convert optical and electrical bandwidth into differentiated services for their customers. Our products contain advanced service creation features, including bandwidth management and provisioning, accounting and billing, quality of service and content delivery capabilities.

The bulk of Internet traffic is now produced and consumed within metropolitan areas. At the same time, improved technology is significantly increasing the amount of data that can be transmitted over the network to the end-user. These trends have led to the rise of the metropolitan area network, which encompasses service providers, the Internet infrastructure connecting these service providers with their customers and the Internet backbone. Historically, end-users required only basic bandwidth and connectivity to the Internet. Today, the Internet is an integral part of communication and commerce, creating end-user demand for sophisticated business applications and services. Service providers are seeking to build networks with advanced capabilities to offer these services.

In most cases, existing infrastructure equipment has not been designed to deliver these advanced services without significantly degrading performance and increasing costs. We believe our products meet the needs of service providers to create and deliver services cost-effectively to their customers in metropolitan area networks. By implementing our advanced functionality in hardware rather than software, we are able to deliver these services without a degradation in performance.

We sell and market our products directly to customers and through relationships with value-added resellers and original equipment manufacturers. Our customers include carriers, content hosting providers and metropolitan service providers, as well as traditional Internet service providers.

Corporate Information

We were previously a subsidiary of Cabletron Systems, Inc. We completed our initial public offering on February 22, 2001. On August 6, 2001, Cabletron distributed all of its shares of our common stock to its stockholders and we ceased to be a subsidiary of Cabletron. On the same date, Cabletron merged its subsidiary Enterasys Networks, Inc. into itself and renamed itself Enterasys Networks, Inc. Our fiscal year ends on the Saturday closest to the last calendar day in February. Accordingly, our fiscal year 2003 will end on March 1, 2003.

As used in this prospectus, “Riverstone,” “company,” “we,” “our,” “ours” and “us” refer to Riverstone Networks, Inc., except where the context otherwise requires or as otherwise indicated. The terms “Cabletron” and “Enterasys” refer to Enterasys Networks, Inc. (formerly known as Cabletron) and the term “Aprisma” refers to Aprisma Management Technologies, Inc.

Riverstone Networks and the Riverstone logo are trademarks that we own. All other trademarks or trade names appearing elsewhere in this prospectus are the property of their owners.

Our executive offices are located at 5200 Great America Parkway, Santa Clara, California 95054, and our telephone number is (408) 878-6500.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of the notes and our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to Our Business

We have a general history of losses and cannot assure you that we will operate profitably in the future.

We have not yet achieved profitability on an annual basis, and we cannot be certain that we will realize sufficient revenue to achieve profitability in the future. Portions of our financial data are based on Cabletron’s financial statements. We incurred net losses of $30.7 million, $65.8 million and $37.4 million during fiscal years 2002, 2001 and 2000, respectively. We anticipate incurring significant sales and marketing, product development and general and administrative expenses, requiring us to realize significantly higher revenue to achieve and sustain profitability.

Because the United States, Europe and Asia-Pacific are experiencing an economic slowdown, our ability to increase or sustain our revenues may be limited. The events on September 11 in New York, N.Y. and Washington, D.C. and other terrorist attacks, as well as concerns regarding any related conflicts or similar events worldwide, have increased the uncertainty in the U.S. These events have decreased our ability to project our revenue in future quarters and may decrease the amount of funds our customers commit to information technology infrastructure spending. Any reduction in or delay of capital spending by our customers due to the events of September 11 and recent economic, political and social turmoil will reduce our future revenue and profitability.

Our exclusive focus on sales to service provider customers subjects us to risks that may be greater than those for providers with a more diverse customer base.

Our customers consist of local exchange carriers, long distance carriers, Internet service providers, metropolitan service providers, content hosting providers and cable operators whose businesses depend on the continuing demand for differentiated services by their customers. If this demand does not continue or the Internet does not continue to expand as a widespread communications medium and commercial marketplace, the demand for our products could decline. Our exposure to this risk is greater than it is for other vendors who sell to a more diversified customer base. We believe that there are risks arising from doing business with service providers in these markets that may not be faced by our competitors in their relationships with corporate and other customers, including:

•
any failure of a service provider’s service to its customers that it attributes to our products, whether or not our products actually failed, which could lead to substantial negative publicity and undermine our sales;

•
the low level of brand loyalty demonstrated by service providers, which may cause them to switch to another supplier that provides, or that they believe provides, superior performance or cost-effectiveness;

•	the introduction, or the planned introduction, of new products and product enhancements, which could cause service providers to cancel, reduce or delay existing orders; and

•
service providers that are heavily dependent upon financing, particularly from the high yield debt market, to build out their infrastructure, who may decrease their infrastructure purchases if interest rates increase or if credit availability in these markets decreases.

The occurrence of one or more of these events is likely to harm our operating results.

Our quarterly revenue and operating results are likely to fluctuate, particularly as we expand and if, as expected, our expenses rise, which could cause us to miss quarterly revenue targets and result in a decline in our stock price.

We base our operating expenses on anticipated revenue trends. A high percentage of our expenses remain relatively fixed despite changes in revenue, including marketing, research and development and general administrative expenses and expenses for employee compensation other than sales commissions. This means that any failure to achieve anticipated revenues could cause our quarterly operating results to fall below the expectations of public market analysts or investors, which could cause the price of our common stock to fall.

Our quarterly revenue and operating results may vary significantly in the future due to a number of factors, including:

•	fluctuations in demand for our products and services;

•	unexpected product returns or the cancellation or rescheduling of significant orders;

•	our ability to develop, introduce, ship and support new products and product enhancements and manage product transitions;

•	the timing and amount of non-cash stock-based compensation charges;

•	our ability and our suppliers’ abilities to attain and maintain production volumes and quality levels for our products; and

•	write-downs resulting from other-than-temporary declines in value of our investments in equity and convertible debt investees.

Due to these factors, we believe that you should not rely on period-to-period comparisons of our operating results as an indicator of our future performance.

We generally do not have binding commitments from our customers and if significant customers cancel, reduce or delay a large purchase, our revenues may decline and the price of our stock may fall.

Historically, a limited number of customers have accounted for a significant portion of our revenues. For fiscal year 2000, British Telecom accounted for 15% of our net revenues, Earthlink accounted for 14% of our net revenues, Metricom accounted for 12% of our net revenues and Vitts Networks accounted for 11% of our net revenues. For fiscal year 2001, Telseon accounted for 11% of our net revenues. For fiscal year 2002 no individual customer accounted for 10% or more of our net revenues. Customers making large purchases from us are likely to vary over time, due to changes in our product cycles, customer needs, competition or economic circumstances. Two of our former significant customers, Vitts Networks and Metricom, have filed for bankruptcy and ceased operations and Tellabs has terminated its agreement with us. Although our largest customers may vary from period to period, we anticipate that our operating results for any given period will continue to depend significantly on large orders from a small number of customers. We generally do not have binding commitments from our customers. If any of our large customers cancels, reduces or delays purchases, our revenues and profitability would be harmed because of our dependence on large customers.

Because the purchase of our products often represents a significant decision on the part of potential customers, we may expend significant resources on potential customers without achieving actual sales.

Purchases of our products often represent a significant strategic decision and capital investment by our customers related to their communications infrastructure and typically involve significant internal procedures involving the evaluation, testing, implementation and acceptance of new technologies. This evaluation process frequently results in a lengthy sales process, often ranging from one month to longer than a year, and purchases of our products are subject to a number of significant risks, including customer budgetary constraints and internal acceptance reviews. During this time we may incur substantial sales and marketing expenses and expend significant management effort. The length of the sales cycle, and the magnitude of our investment in the sales process, is more substantial for our service provider customers than it would typically be with corporate customers. If sales forecasts from a specific customer for a particular quarter are not realized in that quarter, we may be unable to compensate for the shortfall, which could harm our operating results.

We may be unable to expand our sales and direct and indirect distribution channels, which may hinder our ability to target multiple levels of a prospective customer’s organization as well as our ability to increase sales and revenues.

Our products and services require a sophisticated sales and marketing effort targeted at several levels within a prospective customer’s organization. Unless we expand our sales force and maintain high levels of marketing activity, we will be unable to increase revenues. Although we plan to continue to hire additional sales personnel, competition for qualified sales personnel is intense, and we may be unable to hire the sales personnel we require.

Our sales and distribution strategy relies on value-added resellers, original equipment manufacturers, or OEMs, our direct and indirect international sales efforts and our ability to package our products into a complete network infrastructure solution by working with other technology vendors. If we are unable to establish new value-added reseller or OEM relationships, or if our OEMs and valued-added resellers are unsuccessful in distributing our products, our sales could suffer. Because we are not a vertically integrated network infrastructure provider, if we fail to maintain existing technology vendor relationships or to establish new ones, we will be unable to satisfy our customers’ need for complete, fully-integrated solutions and our business could suffer.

Certain of our customers rely on us to arrange financing for our products, which subjects us to credit and market risks.

Certain of our customers do not have or do not wish to commit the financial resources necessary to purchase our products without financing, and these customers expect us to arrange their financing. These financing arrangements can expose us to our customers’ credit risks, and in the past we have experienced customer defaults. Due to recent public market volatility, a number of our current or prospective customers may be unable to raise funding through the issuance of their equity securities. This difficulty could result in an increased need for financing provided either by us or with our assistance and an increased risk of customer default. At March 2, 2002 the Company’s guaranteed lease payments amounted to $9.4 million. In the past, we benefited from Cabletron’s resources and credit in arranging financing for our customers. As a result of our separation from Cabletron, we are a much smaller, stand-alone company, which could impair our ability to provide or arrange and support customer financing. If third party financing were to become less available due to credit market factors, our ability to arrange third party financing for our customers could be significantly limited, potentially resulting in reduced revenues.

We purchase several key components for our products from single or limited sources and could lose sales if these sources fail to fulfill our needs.

We purchase several key components used in the manufacturing of our products from single or limited sources and are dependent upon supply from these sources to meet our needs. We have worked with NEC, Agere and LSI Logic to develop several of our key proprietary application specific integrated circuits, or ASICs. These proprietary ASICs are very complex, and NEC, Agere and LSI Logic are our sole source suppliers for the specific types of ASICs that they supply to us. We do not have a long-term fixed price or minimum volume agreement with either of these suppliers. Should we encounter problems with NEC, Agere or LSI Logic, we may not be able to develop an alternate source in a timely manner, which could hurt our ability to deliver our routers.

We base our purchasing decisions on a forecast of anticipated orders of our products, and if we miscalculate our needs or are not able to obtain necessary components, our business could be harmed.

We use a forward-looking forecast of anticipated product orders to determine our material requirements, and if customer orders do not match forecasts, we may have excess or inadequate inventory of materials and components. In the past, we have experienced shortages of some components, resulting in delays in filling orders. We have also experienced delays in the prototyping of our ASICs during initial product development, which in turn has led to delays in product introductions. If we cannot obtain necessary components, we may not be able to meet customer orders and our business and results of operations could suffer.

We depend on a single contract manufacturer for all of our manufacturing requirements, and a failure by this contract manufacturer would impair our ability to deliver products.

We outsource all of our manufacturing to one company, Flextronics International, Ltd., which manufactures our products in San Jose, California. If the demand for our products grows, we will need to increase our material purchases and our contract manufacturing capacity with Flextronics or add additional contract manufacturers. Our existing and future contract manufacturer may not meet our future requirements. We have experienced a delay in product shipments from our contract manufacturer in the past, which in turn delayed product shipments to our customers. We may in the future experience similar and other problems, such as insufficient quantity of product, which could materially harm our business and operating results. The inability of our contract manufacturer to provide us with adequate supplies of high-quality products or the loss of our contract manufacturer would cause a delay in our ability to fulfill orders while we obtain a replacement manufacturer and would have a significant negative effect on our business, operating results and financial condition.

Substantially all of our revenues come from sales of our RS router family, making us dependent on widespread market acceptance of these products.

Substantially all of our revenues result from sales of our RS router family. Continuing market acceptance of our products is critical to our future success, and we are more dependent on the market acceptance of an individual product family than competitors with broader product offerings. Factors that may affect the market acceptance of our products include:

•	adoption of advanced routing and switching products and technologies;

•	the performance, price and total cost of ownership of our products;

•	the availability and price of competing products and technologies;

•	brand recognition of the Riverstone name; and

•	the success and development of our sales and marketing organizations and resellers.

If we fail to achieve and maintain market acceptance for our RS router family, our revenues may be harmed.

The market for network equipment is subject to rapid technological change, and if we fail to accurately predict and respond to market developments or demands, we will be unable to compete successfully.

The market for network equipment is characterized by rapid technological change, frequent new product introductions, changes in customer requirements and evolving industry standards. Our future performance will depend on our successful development and introduction and the market acceptance of new and enhanced products that address customer requirements in a cost-effective manner. We may be unsuccessful in completing the development or introduction of these product enhancements or new products on a timely basis or at all. The failure of these enhancements or new products to operate as expected could delay or prevent future sales. Developments in routers and routing software could also significantly reduce demand for our product. Alternative technologies and customer requirements could achieve widespread market acceptance and displace the technologies, protocols and service requirements on which our product lines are based. Our technological approach may not achieve broad market acceptance, and other technologies or devices may supplant our approach.

If we are unable to deliver the high level of customer service and support demanded by our customers, we may lose customers and our operating results will suffer.

Our customers demand a high level of customer service and support. Our customer service and support functions are provided by our internal product support groups. We have recently transitioned all of these functions from a combination of internal and external support to our internal customer service group, RTAC group, and field technical support group. If we are unable to manage these functions internally and satisfy our customers with a high level of service and support, any resulting customer dissatisfaction could impair our ability to retain customers and make future sales. We have also considered, and could consider in the future, using other third parties to provide certain customer support services. We may be unable to manage effectively those third parties who may provide support services for us and they may provide inadequate levels of customer support.

Our products are very complex and undetected defects may increase our costs and harm our reputation with our customers.

Networking products are extremely complex and must operate successfully with equally complex products of other vendors. These products frequently contain undetected software or hardware errors when first introduced or as new upgrades are released. Additionally, the pressures we face to be the first to market new products increases the possibility that we will offer products in which we or our customers later discover errors. We have experienced new product and product upgrade errors in the past and may experience similar problems in the future. These problems could result in our incurring significant warranty and repair costs, divert the attention of our engineering personnel from our product development efforts and cause significant customer relations problems and our stock price to fall.

We have limited ability to engage in acquisitions and other strategic transactions using our equity because of the federal income tax requirements for a tax-free distribution.

For the distribution of our stock by Cabletron (now known as Enterasys) to qualify as tax-free to Enterasys there must not be a change in ownership of 50% or greater in either the voting power or value of either our stock or Cabletron’s stock that is considered to be part of a plan or series of transactions related to the distribution. If there is a direct or indirect acquisition of our or Enterasys’ stock by one or more persons during the four-year period beginning two years before and ending two years after the distribution, it will be presumed to be part of a plan or series of related transactions related to Enterasys’ intended distribution of our stock. Unless this presumption is successfully rebutted, the distribution will be taxable to Enterasys.

We have entered into a tax sharing agreement with Enterasys and Aprisma. This agreement requires us to indemnify the other parties if the distribution by Cabletron of its Riverstone shares does not qualify as tax-free due to actions we take or that otherwise relate to us, including any change of ownership of us. The process for determining whether a change of ownership has occurred under the tax rules is complex. If we do not carefully monitor our compliance with these rules, we might inadvertently cause a change of ownership to occur, triggering our obligation to indemnify Enterasys and the other parties to the tax sharing agreement. Our obligation to indemnify these parties if a change of ownership causes the distribution not to be tax-free could discourage or prevent a third party from making a proposal to acquire us. The amount of any such indemnification would be substantial.

For the reasons described above, our ability to use our stock for acquisitions and other similar strategic transactions or for compensation for employees and others is restricted. Many of our competitors use their equity to complete acquisitions, to expand their product offerings and speed the development of new technology and to attract and retain employees and other key personnel, giving them a potentially significant competitive advantage over us.

We jointly own with Enterasys some of our intellectual property, and our business could be harmed if Enterasys uses this intellectual property to compete with us.

Intellectual property that relates to a family of ASICs used in both our RS router family and Enterasys’ Smart Switch Router product family is owned jointly by Enterasys and us. Enterasys is primarily a provider of local area network products for the enterprise market. There are no contractual provisions that prohibit Enterasys from developing products that are competitive with our products, including products based upon the jointly owned intellectual property. If Enterasys is acquired by one of our competitors, there are no contractual provisions that would prohibit the combined company from developing products competitive with our products.

Our limited ability to protect our intellectual property may hinder our ability to compete.

We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure of confidential information to protect our intellectual property rights. We cannot assure you that any patents that we hold will protect our intellectual property or will not be challenged by third parties. Other parties may also independently develop similar or competing products that do not infringe upon our patents. Although we attempt to protect our intellectual property rights, we may be unable to prevent the misappropriation of our intellectual property, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.

We may be subject to claims that our intellectual property infringes upon the proprietary rights of others, and a successful claim could harm our ability to sell and develop our products.

If other parties claim that our products infringe upon their intellectual property we would be forced to defend ourselves or our customers, manufacturers or suppliers against those claims. We could incur substantial costs to prosecute or defend those claims. A successful claim of infringement against us and our failure or inability to develop non-infringing technology or license the infringed technology on acceptable terms and on a timely basis could harm our business, results of operations and financial condition.

We continue to expand our international sales effort, and marketing and distributing our products outside of the United States may require increased expenses and greater exposure to risks that we may not be able to successfully address.

Our growth strategy depends in part on the expansion of our international sales and operations. International sales increased to 23% of our net revenues in fiscal 2000, 32% in fiscal 2001 and 52% in fiscal 2002. The international market for our products is less mature than the market in the United States, and our strategy of selling to service providers that operate in the metropolitan area network may be unsuccessful on an international basis. Operating internationally exposes us to risks such as longer accounts receivable collection cycles, difficulties in staffing and managing operations across disparate geographic areas and tariffs, export controls and other trade barriers. We conduct our international sales in either U.S. dollars or local currencies and a change in the value of the U.S. dollar relative to foreign currencies could make our products less competitive in international markets. We are also subject to fluctuations in exchange rates between the U.S. dollar and the particular local currency. We may determine to engage in hedging transactions to minimize the risk of fluctuations, and if we are not successful in managing hedging transactions, we could incur losses.

If we fail to address the strain on our resources caused by our growth or if we are unable to attract and retain qualified personnel, we may not be able to achieve our objectives and our business could be harmed.

We have experienced a period of rapid growth and expansion, which has placed, and continues to place, a significant strain on our management, operational and financial resources. From February 28, 1999 to March 2, 2002, the number of our employees increased from 163 to 525. Our management team has only been recently formed and has had limited experience managing rapidly growing companies. Our success depends to a significant degree upon the continued contributions of our key management, engineering, sales and marketing, customer support and manufacturing personnel, many of whom would be difficult to replace. In particular, we believe that our future success is highly dependent on Romulus Pereira, our president and chief executive officer.

We believe our future success also depends on our ability to attract and retain highly skilled managerial, engineering, sales and marketing, finance, customer support and manufacturing personnel. Competition for these personnel is intense, especially in the San Francisco bay area, and we have had difficulty hiring employees in the time frame we desire, particularly software and hardware engineers. We may be unsuccessful in attracting and retaining personnel. The loss of the services of any of our key personnel, the inability to attract or retain qualified personnel in the future or delays in hiring required personnel, particularly engineers and sales personnel, could make it difficult for us to manage our business and meet key objectives, such as timely product introductions.

We rely on independent service providers to supply certain of our back-office functions, and if they fail to deliver adequate services, our business will suffer.

We rely on service providers to supply us with many of our operational and back-office functions, including human resources applications, enterprise resource management applications and customer relationship management applications. Although these functions are critical to our business, we neither own the software that performs these functions nor, in some cases, the hardware on which these programs and our data reside. If there is a significant degradation or failure in service, we may be unable to quickly and cost-effectively transition to other service providers or provide the necessary functionality ourselves and our business could be disrupted.

We face risks associated with our strategic investments and may not realize the anticipated benefits of such investments.

In order to establish relationships with companies in markets consistent with our long-term strategic direction, we have invested in equity and convertible debt of private and public companies. As of March 2, 2002, the fair market value of these investments totaled approximately $40.1 million. During the fiscal year ended March 2, 2002, sales to these strategic investee companies represented 16.2% of net revenues, with sales to no one investee company exceeding 5.0% of net revenues. Additionally, sales to companies in which Cabletron held investments at the time of the sales represented 5.5% of net revenues.

We plan to continue to make strategic investments in the future. However, we may not realize in full the anticipated benefits of our current and future strategic investments. The companies in which we invest may not make, may reduce or may terminate product purchases from us. We may lose all or a portion of the amount invested. We assess the fair value of our strategic investments quarterly and may be required to record impairment charges against our strategic investments. During the fourth quarter of the fiscal year ended March 2, 2002, certain private companies in which we held investments were experiencing financial declines and were not likely to be able to raise capital to continue operations. As a result, we determined that investments in these investees had declined in fair market value on an other-than-temporary basis and accordingly recorded an impairment charge of $22.1 million against strategic investments. Factors we consider important that could trigger an impairment charge include the likelihood that the related company would have insufficient cash flows to operate for the next twelve months, significant changes in the operating performance or operating model, and/or changes in market conditions. If we determine to reduce the carrying value of one of our investments, such a reduction could adversely affect our financial condition and results of operations.

Risks Related to Our Industry

Intense competition in the market for network equipment could prevent us from increasing revenues and sustaining profitability.

The market for network equipment is very competitive and has historically been dominated by Cisco Systems. Other principal competitors include established companies such as Extreme Networks, Inc., Foundry Networks, Inc., Juniper Networks, Inc., Nortel Networks Corporation and other smaller public and private companies. These competitors may have developed or could in the future develop new technologies that compete with our products or even make our products obsolete. Consolidation in our industry is occurring and is likely to continue. Future acquisitions by, and mergers among, our competitors and potential competitors could expand their product offerings and accelerate their development of new technologies, providing them with a competitive advantage.

Many of our competitors have significantly more established customer support and professional services organizations and substantially greater financial resources than we do. Many of our competitors also have much greater name recognition and have a more extensive customer base and broader customer relationships and product offerings than we do. These companies can rely on their customer bases and broader product offerings and adopt aggressive pricing policies to gain market share. We expect that competitive pressures may result in price reductions, reduced margins and loss of market share, which would materially harm our business, results of operations and financial condition.

We expect the average selling prices of our products to decrease rapidly, which may reduce our gross margins or revenues.

Our industry has experienced rapid erosion of average selling prices. We anticipate that the average selling prices of our products will decrease in the future in response to competitive pricing pressures, increased sales discounts, new product introductions by us or our competitors and increasing availability of relatively inexpensive standard microprocessors that can perform some of our products’ functionality. If we are unable to achieve sufficient cost reductions and increases in sales volumes, this decline in average selling prices will reduce our revenues and gross margins.

If our products do not comply with complex governmental regulations and evolving industry standards, our products may not be widely accepted, which may prevent us from sustaining our revenues or achieving profitability.

The market for network equipment products is characterized by the need to support industry standards as different standards emerge, evolve and achieve acceptance. To be competitive, we must continually introduce new products and product enhancements that meet these emerging standards. We have had to delay the introduction of new products to comply with third party standards testing. We may be unable to address compatibility and interoperability issues that arise from technological changes and evolving industry standards. In the United States, our products must comply with various governmental regulations and industry regulations and standards, including those defined by the Federal Communications Commission, Underwriters Laboratories and Networking Equipment Building Standards, or NEBS. Internationally, products that we develop may be required to comply with standards or obtain certifications established by telecommunications authorities in various countries and with recommendations of the International Telecommunications Union. If we do not comply with existing or evolving industry standards or fail to obtain timely domestic or foreign regulatory approvals or certificates, we will be unable to sell our products where these standards or regulations apply, which may prevent us from sustaining our revenues or achieving or maintaining profitability.

Risks Related to Our Separation from Cabletron

Our historical financial information may not be representative of our results as a separate company.

Our consolidated financial statements are based on the consolidated financial statements of Cabletron, using the historical results of operations and historical bases of the assets and liabilities of the Cabletron router and switch business contributed to us. The historical financial information we have incorporated by reference in this prospectus does not necessarily reflect what our financial position, results of operations and cash flows would have been had we been a separate, stand-alone entity during the periods presented. Cabletron did not account for us as a separate, stand-alone entity before June 3, 2000. Our costs and expenses include allocations from Cabletron for centralized corporate services and infrastructure costs, including:

•	customer service;

•	sales;

•	information technology;

•	distribution;

•	legal and accounting;

•	real estate; and

•	treasury.

These allocations have been determined on bases that we and Cabletron considered to be reasonable reflections of the utilization of services provided to or the benefit received by us. The historical financial information is not necessarily indicative of what our results of operations, financial position and cash flows will be in the future. We have not made adjustments to our historical financial information to reflect many significant changes related to our cost structure, funding and operations due to our separation from Cabletron, including increased costs from reduced economies of scale, increased marketing expenses related to building a company brand identity separate from Cabletron and the increased costs of being a publicly traded, stand-alone company.

Cabletron no longer provides us with administrative services, and we no longer use Cabletron’s operational and administrative infrastructure. Our ability to operate our business may suffer if we do not successfully replace this infrastructure and these services.

Under a services agreement, prior to its distribution of our common stock, we used Cabletron’s administrative infrastructure and Cabletron provided us centralized corporate functions, including legal, accounting, payroll and other services. If we are not successful in replacing the services and infrastructure systems previously provided by Cabletron, or if there is a failure or significant downtime in our systems, our business could be harmed. To successfully implement and operate our own systems, we must be able to attract and retain a significant number of highly skilled employees.

We cannot rely on Cabletron to fund our future capital requirements, and financing from other sources may not be available on favorable terms or at all.

In the past, our capital needs had been satisfied by Cabletron. However, following our separation, Cabletron is no longer a source of funds to finance our working capital or other cash requirements. Financing or financial support from other sources, if needed, may not be available on favorable terms or at all.

We believe our capital requirements will vary greatly from quarter to quarter. Capital expenditures, fluctuations in our operating results, financing activities, acquisitions, investments and inventory and receivables management may contribute to these fluctuations. We believe that the proceeds from our initial public offering, our sale of common stock to Cabletron in July 2001, our issuance of convertible subordinated notes in November 2001 and our future cash flow from operations, will be sufficient to satisfy our working capital, capital expenditure and research and development requirements for at least the next twelve months. However, we may require or choose to obtain additional debt or equity financing to finance acquisitions or other investments in our business. Future equity financings may be dilutive to the existing holders of our common stock. Future debt financings could involve restrictive covenants. We will likely not be able to obtain debt financing with interest rates and other terms as favorable as those that Cabletron could obtain.

The plaintiffs in Cabletron’s outstanding class action suit might seek to add us to this litigation or seek payment of any related damages.

Since December 1997, Cabletron has been party to an outstanding class action suit alleging that during the period from March 3, 1997 through December 2, 1997, Cabletron released false and misleading information about its operations and that Cabletron’s accounting practices resulted in the disclosure of materially misleading financial results. The plaintiffs’ complaint does not specify the amount of damages, but if the plaintiffs prevail Enterasys (formerly Cabletron) could be required to pay substantial damages. The plaintiffs in this matter might seek to involve us in this litigation or, if they prevail in this litigation, might seek to recover damages from us, particularly if Enterasys has insufficient assets.

We face risks related to the pending formal SEC Investigation of Enterasys Network and certain of its affiliates.

On January 31, 2002, the Securities and Exchange Commission notified Enterasys that it had commenced an “Order of Investigation” into Enterasys’ and certain of its affiliates’ accounting practices. This SEC investigation may cover periods during which Riverstone was an affiliate of Enterasys. We have not been notified that we are part of the SEC investigation, nor have we received any inquiry with respect to the investigation. On August 6, 2001, when Cabletron distributed all of its shares of our common stock to its stockholders, we ceased to be a subsidiary of Cabletron and an affiliate of Enterasys. We have been operating with our management and board of directors since our IPO in February 2001. At this point we are unable to predict what, if any, impact the SEC inquiry into Enterasys’ prior accounting practices may have on us. We could be required to take actions not presently contemplated, which could be expensive, divert management’s attention from other business concerns and harm our business. In addition, the ongoing SEC inquiry into Enterasys may contribute to volatility in the price of our common stock.

Conflicts of interest may arise because our directors and executive officers have ownership interests in Enterasys and Aprisma.

Many of our directors and executive officers have a substantial amount of their personal financial portfolios in Enterasys common stock and options to purchase Enterasys common stock. Our directors also hold options to purchase stock of Aprisma. Conflicts of interest may arise between Enterasys and us in a number of areas relating to our past and ongoing relationships, including tax, indemnification, intellectual property and other matters arising from our separation from Cabletron, which is now Enterasys. These factors could create, or appear to create, potential conflicts of interest when directors and officers are faced with decisions that could have different implications for Enterasys, Aprisma and us. In our certificate of incorporation we have renounced any interest in business opportunities that are presented to Cabletron (now known as Enterasys), its subsidiaries other than us, or our officers or directors who are employees of Enterasys or its subsidiaries other than us at the time the opportunity is presented.

We could incur significant tax liability if the distribution does not qualify for tax-free treatment, which could require us to pay Enterasys a substantial amount of money.

In addition to our liability under the tax sharing agreement with Enterasys and Aprisma, under United States Federal income tax laws, we would be jointly and severally liable for the Federal income taxes of Cabletron resulting from the distribution being taxable. This means that even if we do not have to indemnify Enterasys under the tax sharing agreement because we did not take any specific action to cause the distribution to fail as a tax-free event, we may still be liable for any part of, including the whole amount of, these liabilities and expenses if Enterasys fails to pay them.

Risks Related to Our Stock

Our stock price has been and may continue to be volatile, which could result in substantial losses for individual stockholders.

The stock markets in general, and the markets for high technology stocks in particular, have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. The market price of our common stock has been volatile, and we expect that it will continue to be volatile. This volatility could result in substantial losses to individual stockholders and holders of our convertible subordinated notes.

Anti-takeover provisions could make it more difficult for a third party to acquire us.

We have adopted a stockholder rights plan and declared a dividend distribution of one right for each outstanding share of common stock to stockholders of record as of July 26, 2001. Each right entitles the holder to purchase upon certain events one one-thousandth of a share of our Series A Preferred Stock for $115. Under certain circumstances, if a person or group acquire 15% or more of our outstanding common stock, holders of the rights (other than the person or group triggering their exercise) will be able to purchase, in exchange for the exercise price, shares of our common stock, and in certain cases, shares of stock of a company into which we are merged, having a value of double the exercise price. Because the rights may substantially dilute the stock ownership of a person or group attempting to take us over without the approval of our board of directors, our rights plan could make it more difficult for a third party to acquire us, or a significant percentage of our outstanding capital stock, without first negotiating with our board of directors regarding such acquisition.

In addition, our board of directors has the authority to issue up to 2,000,000 shares of preferred stock (of which 200,000 shares have been designated as Series A Preferred Stock) and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of common stock may be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of us without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. Further, certain provisions of our charter documents may have the effect of delaying or preventing changes in control or management of Riverstone.

Risks Related to the Notes

The notes are subordinated, which may affect your ability to receive payments on the notes.

The notes are unsecured and subordinated in right of payment to all of our existing and future senior indebtedness. In the event of our bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default under the indenture and in certain other events, our assets will be available to pay obligations on the notes only after all senior indebtedness has been paid in full. As a result, there may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The notes also will be effectively subordinated to the liabilities, including trade payables, of any of our subsidiaries. Neither we nor our subsidiaries are limited from incurring debt, including senior indebtedness, under the indenture. If we or our subsidiaries were to incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. As of May 29, 2002, we had no senior indebtedness outstanding, and our subsidiaries had no material liabilities. We anticipate that from time to time we will incur additional debt, including senior indebtedness. Our subsidiaries are likely to incur liabilities in the future.

We may not be able to repurchase or redeem notes or settle the conversion of the notes in cash.

You may require us to redeem all or a portion of your notes in the event of a fundamental change, and we will be obligated to settle the conversion of the notes in cash if we have previously issued a prior notice of our intent to do so which notice has not been revoked. We may not have enough funds to pay the repurchase price on a purchase date (in which case, we could be required to issue common stock to pay the repurchase price), pay the fundamental change purchase price in the event of a fundamental change or to make a cash payment in lieu of issuing shares of our common stock upon conversion of the notes. Any future credit agreements or other debt agreements (including other senior indebtedness) to which we become a party may provide that our obligation to purchase or redeem the notes upon a fundamental change or otherwise or settle the conversion of the notes in cash, would be an event of default under such agreement. As a result, we may be restricted or prohibited from repurchasing or redeeming the notes. If we are prohibited from repurchasing or redeeming the notes or settling the conversion of the notes in cash, we could seek the consent of then-existing lenders to repurchase or redeem the notes or we could attempt to refinance the borrowings that contain such prohibition. If we are unable to obtain a consent or refinance the debt, we could not repurchase or redeem the notes or settle the conversion of the notes in cash. Our failure to redeem tendered notes, or to pay cash for the conversion of notes required to be made in cash, would constitute a default under the indenture, which might constitute a default under the terms of our other indebtedness. In these circumstances, if a fundamental change resulted in an event of default under any lending agreement, the subordination provisions of the indenture would probably restrict or prohibit payments to the holders of notes. The term “fundamental change” is limited to certain specified transactions and may not include other events that might adversely affect our financial condition. Our obligation to offer to redeem the notes upon a fundamental change would not necessarily afford holders of notes protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving Riverstone.

If an active trading market for the notes does not develop, the market price of the notes could decline and your may be unable to sell your notes.

Although the notes not registered for resale under this Registration Statement are eligible for trading in the PORTAL Market of the National Association of Securities Dealers, Inc., we cannot assure you that an active trading market for the notes will develop or be sustained. The initial purchaser of the notes has advised us that it intends to make a market in the notes; however, the initial purchaser is not obligated to do so and may discontinue market making activities at any time without notice. We do not intend to apply for listing of the notes on any securities exchange or any automated quotation system. If an active market for the notes fails to develop or be sustained, the trading price of the notes could decline or you may be unable to sell your notes. As a result, you may be required to bear the financial risk of your investment in the notes for an indefinite period of time.

Our notes may not be rated or may receive a lower rating than anticipated.

One or more rating agencies may rate the notes. If one or more rating agencies assign the notes a rating lower than expected by investors, or do not rate the notes, the market price of the notes and our common stock would be significantly harmed.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in the sections entitled “Summary,” “Risk Factors,” and elsewhere in this prospectus, including the portions incorporated by reference, constitute forward-looking statements. These are statements that relate to future periods and include statements as to expected revenues and expenses, cash flows, capital requirements and the adequacy of capital resources, growth in operations, plans regarding the hiring of additional personnel, expected decreases in average selling prices and other possible results of competitive pressures, plans regarding strategic investments and expected benefits therefrom, expected volatility of the market price of our stock and the performance and utility of our products and services. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “intend,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, our dependence on a small number of customers for large orders, our dependence upon our contract manufacturer and our suppliers, conditions and trends in the networking market, the impact of alternative technological advances and competition and the risks set forth above under “Risk Factors.”

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance, or achievements. We do not assume responsibility for the accuracy and completeness of the forward-looking statements. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform them to actual results.

USE OF PROCEEDS

All of the notes and the shares of our common stock issuable upon conversion of the notes are being sold by the selling securityholders or their pledgees, donees, transferees or other successors in interest. We will not receive any proceeds from the sale of the notes or the shares of our common stock issuable upon conversion of the notes.

RATIO OF EARNINGS TO FIXED CHARGES

Year Ended
February 28, 1998	February 28, 1999	February 28, 2000	March 3, 2001	March 2, 2002
—	NM	NM	NM	NM

The ratio of earnings to fixed charges is computed by dividing income before taxes and fixed charges by fixed charges. Fixed charges consist of interest expense, whether expensed or capitalized, plus the portion of rent expense under operating leases that we consider to be representative of the interest factor, plus amortization of debt issuance expenses. Earnings were insufficient to cover fixed charges for the fiscal years ended February 28, 1999, February 28, 2000, March 3, 2001 and March 2, 2002 by approximately $185.0 million, $37.4 million, $65.8 million and $27.5 million, respectively. As there were no fixed charges for the fiscal year ended February 28, 1998, no ratio of earnings to fixed charges can be calculated for that period.

DESCRIPTION OF NOTES

We issued the notes under an indenture dated as of November 21, 2001 between Riverstone, as issuer, and State Street Bank and Trust Company of California, N.A., as trustee. The following description is a summary of the material provisions of the notes and the indenture. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the indenture, including the definitions of certain terms used in the indenture. Wherever particular provisions or defined terms of the indenture or form of note are referred to, these provisions or defined terms are incorporated in this prospectus by reference. You may request a copy of the indenture from the trustee.

As used in this “Description of Notes” section, references to “Riverstone,” “we,” “our” or “us” refer solely to Riverstone Networks, Inc. and not to our subsidiaries.

General

The notes are general unsecuredobligations of Riverstone. Our payment obligations under the notes are subordinated to our senior indebtedness as described under “Subordination of Notes.” The notes are convertible as described under “Conversion of Notes.” In lieu of issuing shares of common stock upon conversion, we may elect, but only with 30 days prior notice to all holders of notes, to pay cash equal to 105% of the value of the common stock otherwise issuable upon conversion.

The notes were limited to $175,000,000 aggregate principal amount and were issued only in denominations of $1,000 and multiples of $1,000. The notes will mature on December 1, 2006 unless earlier converted, redeemed at our option or redeemed at your option upon a fundamental change.

Neither we nor any of our subsidiaries are subject to any financial covenants under the indenture. In addition, neither we nor any of our subsidiaries are restricted under the indenture from paying dividends, incurring debt, or issuing or repurchasing our securities.

You are not afforded protection under the indenture in the event of a highly leveraged transaction or a change in control of us except to the extent described below under “Redemption at Option of the Holder.”

We will pay interest on the notes on June 1 and December 1 of each year, beginning June 1, 2002, to record holders at the close of business on the preceding May 15 and November 15, as the case may be, except:

•	interest payable upon redemption will be paid to the person to whom principal is payable, unless the redemption date is an interest payment date; and

•	as set forth in the next sentence.

In case you convert any of your notes during the period after any record date but prior to the next interest payment date, one of the following will occur:

•	we will not be required to pay interest on the interest payment date if the note has been called for redemption or provisional redemption on a redemption date that occurs during this period;

•	we will not be required to pay interest on the interest payment date if the note is to be redeemed in connection with a fundamental change on a redemption date that occurs during this period; or

•
if otherwise, any note not called for redemption or provisional redemption that is submitted for conversion during this period must also be accompanied by an amount equal to the interest due on the interest payment date on the converted principal amount, unless at the time of conversion there is a default in the payment of interest on the notes. See “Conversion of Notes.”

We will maintain an office in the Borough of Manhattan, The City of New York, for the payment of interest, which shall initially be an office or agency of the trustee. We may pay interest either:

•
by check mailed to your address as it appears in the note register, provided that if you are a holder with an aggregate principal amount in excess of $2.0 million, you shall be paid, at your written election, by wire transfer in immediately available funds; or

•	by transfer to an account maintained by you in the United States.

However, payments to The Depository Trust Company, New York, New York, which we refer to as DTC, will be made by wire transfer of immediately available funds to the account of DTC or its nominee. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

Conversion of Notes

You may convert your notes, in whole or in part, prior to the final maturity date of the notes, subject to prior redemption of the notes. Your notes will be convertible into shares of our common stock. In lieu of issuing shares of common stock upon conversion, we may elect, but only with 30 days prior notice to all holders of notes, to pay cash. The number of shares of common stock you will receive upon conversion of your notes will be determined by multiplying the number of $1,000 principal amount of notes you convert by the conversion rate on the date of conversion. If we elect to convert your notes into cash, you will receive a payment equal to 105% of the value of the common stock you would have received had your notes been converted into our common stock. The value of the common stock will be based on the last reported sale price for our common stock on the conversion date unless shares of our common stock are not approved for quotation on the Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices, in which case, such value will be based on the good faith estimation of our board of directors.

In order for us to convert your notes into cash, we must have previously provided you and the trustee with 30 days prior written notice of our intention to do so. Any such notice shall apply to conversions after the effective time of such notice and until such notice terminates or is revoked. We may revoke any such notice and with 30 days prior notice we may reinstate any revoked notice. We will only pay cash in lieu of issuing common stock upon conversion of any notes called for redemption by us if the notice of redemption specifies our intention to pay cash upon conversion.

Any cash payment made in settlement of conversions will be made on the second business day following the conversion date. If we fail to make the cash payment on the second business day following the conversion date, you will have the right to elect to receive shares of stock in lieu of such payment.

If we call notes for redemption, you may convert the notes only until the close of business on the business day prior to the redemption date unless we fail to pay the redemption price. If you have submitted your notes for redemption upon a fundamental change, you may convert your notes only if you withdraw your redemption election. You may convert your notes in part so long as this part is $1,000 principal amount or an integral multiple of $1,000. If any notes not called for redemption are converted after a record date for any interest payment date and prior to the next interest payment date, the notes must be accompanied by an amount equal to the interest payable on the interest payment date on the converted principal amount unless a default in the payment of interest exists at the time of conversion.

The initial conversion rate for the notes is 55.0661 shares of common stock per $1,000 principal amount of notes, subject to adjustment as described below. We will not issue fractional shares of common stock upon conversion of notes. Instead, we will pay cash equal to the market price of the common stock on the business day prior to the conversion date. Except as described below, you will not receive any accrued interest or dividends upon conversion.

To convert your note you must:

•	complete and manually sign the conversion notice on the back of the note or facsimile of the conversion notice and deliver this notice to the conversion agent;

•	surrender the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.

The date you comply with these requirements is the conversion date under the indenture.

We will adjust the conversion rate if any of the following events occurs:

(1)  we issue common stock as a dividend or distribution on our common stock;

(2)  we issue to all holders of common stock certain rights or warrants to purchase our common stock;

(3)  we subdivide or combine our common stock;

(4)  we distribute to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets, including securities but excluding:

•	rights or warrants listed in (2) above;

•	dividends or distributions listed in (1) above; and

•	cash distributions listed in (5) below;

(5)  we distribute cash, excluding any dividend or distribution in connection with our liquidation, dissolution or winding up or any quarterly cash dividend on our common stock to the extent that the aggregate cash dividend per share of common stock in any quarter does not exceed the greater of:

•
the amount per share of common stock of the next preceding quarterly cash dividend on our common stock to the extent that the preceding quarterly dividend did not require an adjustment of the conversion rate pursuant to this clause (5), as adjusted to reflect subdivisions or combinations of the common stock; and

•	3.75% of the average of the last reported sale price of our common stock during the ten trading days immediately prior to the declaration date of the dividend.

If an adjustment is required to be made under this clause (5) as a result of a distribution that is a quarterly dividend, the adjustment would be based upon the amount by which the distribution exceeds the amount of the quarterly cash dividend permitted to be excluded pursuant to this clause (5). If an adjustment is required to be made under this clause (5) as a result of a distribution that is not a quarterly dividend, the adjustment would be based upon the full amount of the distribution;

(6)  we or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the current market price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; and

(7)  someone other than us or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer in which, as of the closing date of the offer, our board of directors is not recommending rejection of the offer. The adjustment referred to in this clause (7) will only be made if:

•	the tender offer or exchange offer is for an amount that increases the offeror’s ownership of common stock to more than 25% of the total shares of common stock outstanding; and

•
the cash and value of any other consideration included in the payment per share of common stock exceeds the current market price per share of common stock on the business day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

However, the adjustment referred to in this clause (7) will generally not be made if as of the closing of the offer, the offering documents disclose a plan or an intention to cause us to engage in a consolidation or merger or a sale of all or substantially all of our assets.

Under our existing rights plan, or any future rights plan, subject to certain specified exceptions, upon conversion of your notes into common stock, you will receive, in addition to the common stock, the rights under the rights plan whether or not the rights have separated from the common stock at the time of conversion. If the rights have separated from the common stock, we will no longer have the right to make a cash payment upon conversion, and any pending cash conversion notice will be deemed revoked.

In the event of:

•	any reclassification of our common stock;

•	a consolidation, merger or combination involving us; or

•	a sale or conveyance to another person or entity of all or substantially all of our property and assets;

in which holders of our common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, upon conversion of your notes you will be entitled to receive the same type of consideration which you would have been entitled to receive if you had converted the notes into our common stock immediately prior to any of these events.

You may in certain situations be deemed to have received a distribution subject to United States federal income tax as a dividend in the event of any taxable distribution to holders of common stock or in certain other situations requiring a conversion rate adjustment. See “United States Federal Tax Considerations.”

We may, from time to time, increase the conversion rate for a period of at least 20 days if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board will be conclusive. We would give holders at least 15 days’ notice of any increase in the conversion rate. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any stock or rights distribution. See “United States Federal Tax Considerations.”

We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate. Except as described above in this section, we will not adjust the conversion rate for any issuance of our common stock or convertible or exchangeable securities or rights to purchase our common stock or convertible or exchangeable securities.

Redemption at the Option of Riverstone

Non-Provisional Redemption

The notes are not entitled to any sinking fund. At any time on or after December 3, 2004, we may redeem the notes in whole or in part at the following prices expressed as a percentage of the principal amount:

Redemption Period	Price
Beginning on December 3, 2004 and ending on November 30, 2005	101.50%
Beginning on December 1, 2005 and ending on November 30, 2006	100.75%

and 100% if redeemed on December 1, 2006. In each case, we will pay interest to, but excluding, the redemption date. If the redemption date is an interest payment date, interest shall be paid to the record holder on the relevant record date.

We are required to give notice of redemption by mail to holders not more than 60 but not less than 30 days prior to the redemption date. In order to make a cash payment in lieu of issuing shares of common stock upon any conversion of any of the redeemed notes, the redemption notice must specify such election.

If less than all of the outstanding notes are to be redeemed, the trustee will select the notes to be redeemed in principal amounts of $1,000 or multiples of $1,000 by lot, pro rata or by another method the trustee considers fair and appropriate. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be of the portion selected for redemption.

We may not redeem the notes if we have failed to pay any interest on the notes and such failure to pay is continuing. We will issue a press release if we redeem the notes.

Provisional Redemption

We may redeem the notes in whole or in part at any time prior to December 3, 2004 at a redemption price equal to $1,000 per $1,000 aggregate principal amount of notes if:

•
the closing price of our common stock has exceeded 150% of the conversion price for at least 20 trading days in any period of 30 consecutive trading days ending on the trading day prior to the mailing of the notice of redemption; and

•
if the redemption would occur prior to November 21, 2003, the shelf registration statement covering resales of the notes and the common stock is effective and expected to remain effective for the 30 days following the redemption date.

The “conversion price” as of any day will equal $1,000 divided by the number of shares of common stock issuable upon a conversion of a note.

If we redeem the notes under these circumstances, we will make an additional payment equal to the aggregate amount of the interest that would have been payable on the notes from the last day through which interest was paid on the notes, or November 21, 2001 if no interest has been paid, through December 3, 2004. We must make these payments on all notes called for redemption, including notes converted after the date we mailed the notice of redemption.

Redemption at Option of the Holder

If a fundamental change of Riverstone occurs at any time prior to the maturity of the notes, you may require us to redeem your notes, in whole or in part, on a repurchase date that is 30 days after the date of our notice of the fundamental change. The notes will be redeemable in integral multiples of $1,000 principal amount.

We will redeem the notes at a price equal to 100% of the principal amount to be redeemed, plus accrued interest to, but excluding, the repurchase date. If the repurchase date is an interest payment date, we will pay interest to the record holder on the relevant record date.

We will mail to all record holders a notice of a fundamental change of Riverstone within 10 days after it has occurred. We are also required to deliver to the trustee a copy of the fundamental change notice. If you elect to redeem your notes, you must deliver to us or our designated agent, on or before the 30th day after the date of our fundamental change notice, your redemption notice and any notes to be redeemed, duly endorsed for transfer. We will promptly pay the redemption price for notes surrendered for redemption following the repurchase date.

A “fundamental change” of Riverstone is any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) in connection with which all or substantially all of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration which is not all or substantially all common stock that:

•	is listed on, or immediately after the transaction or event will be listed on, a United States national securities exchange, or

•
is approved, or immediately after the transaction or event will be approved, for quotation on the Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices.

We will comply with any applicable provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act in the event of a fundamental change.

These fundamental change redemption rights could discourage a potential acquiror of Riverstone. However, this fundamental change redemption feature is not the result of management’s knowledge of any specific effort to obtain control of Riverstone by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of anti-takeover provisions. The term “fundamental change” is limited to specified transactions and may not include other events that might adversely affect our financial condition or business operations. Our obligation to offer to redeem the notes upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving Riverstone.

We may be unable to redeem the notes in the event of a fundamental change. If a fundamental change were to occur, we may not have enough funds to pay the redemption price for all tendered notes. Any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting redemption of the notes under certain circumstances, or expressly prohibit our repurchase of the notes upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from purchasing or redeeming notes, we could seek the consent of our lenders to redeem the notes or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to purchase or redeem the notes. Our failure to redeem tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness. In these circumstances, or if a fundamental change would constitute an event of default under our senior indebtedness, the subordination provisions of the indenture would restrict payments to the holders of the notes.

Subordination of Notes

Payment on the notes will, to the extent provided in the indenture, be subordinated in right of payment to the prior payment in full of all of our senior indebtedness. The notes also are effectively subordinated to all debt and other liabilities, including trade payables and lease obligations, if any, of our subsidiaries.

Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, interest, and liquidated damages, if any, on the notes will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to the holders of senior indebtedness of all senior indebtedness. In the event of any acceleration of the notes because of an event of default, the holders of any outstanding senior indebtedness would be entitled to payment in full in cash or other payment satisfactory to the holders of senior indebtedness of all senior indebtedness obligations before the holders of the notes are entitled to receive any payment or distribution. We are required under the indenture to promptly notify holders of senior indebtedness, if payment of the notes is accelerated because of an event of default.

We may not make any payment on the notes if:

•	a default in the payment of designated senior indebtedness occurs and is continuing beyond any applicable period of grace (called a “payment default”); or

•
a default other than a payment default on any designated senior indebtedness occurs and is continuing that permits holders of designated senior indebtedness to accelerate its maturity, or in the case of a lease, a default occurs and is continuing that permits the lessor to either terminate the lease or require us to make an irrevocable offer to terminate the lease following an event of default under the lease, and the trustee receives a notice of such default (called “payment blockage notice”) from us or any other person permitted to give such notice under the indenture (called a “non-payment default”).

We may resume payments and distributions on the notes:

•	in case of a payment default, upon the date on which such default is cured or waived or ceases to exist; and

•
in case of a non-payment default, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the payment blockage notice is received, if the maturity of the designated senior indebtedness has not been accelerated, or in the case of any lease, 179 days after notice is received if we have not received notice that the lessor under such lease has exercised its right to terminate the lease or require us to make an irrevocable offer to terminate the lease following an event of default under the lease.

No new period of payment blockage may be commenced pursuant to a payment blockage notice unless 365 days have elapsed since the initial effectiveness of the immediately prior payment blockage notice. No non-payment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for any later payment blockage notice.

If the trustee or any holder of the notes receives any payment or distribution of our assets in contravention of the subordination provisions on the notes before all senior indebtedness is paid in full in cash or other payment satisfactory to holders of senior indebtedness, then such payment or distribution will be held in trust for the benefit of holders of senior indebtedness or their representatives to the extent necessary to make payment in full cash or payment satisfactory to the holders of senior indebtedness of all unpaid senior indebtedness.

Because of the subordination provisions discussed above, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors. This subordination will not prevent the occurrence of any event of default under the indenture.

The notes are exclusively obligations of Riverstone. Our right to receive any assets of any of our current or future subsidiaries upon their liquidation or reorganization, and therefore the right of the holders to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor to any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

The term “senior indebtedness” is defined in the indenture and includes principal, premium, interest, rent, fees, costs, expenses and other amounts accrued or due on our existing or future indebtedness, as defined below, or any existing or future indebtedness guaranteed or in effect guaranteed by us, subject to certain exceptions. The term does not include:

•	any indebtedness that by its express terms is not senior to the notes or is pari passu or junior to the notes;

•	any indebtedness we owe to any of our majority-owned subsidiaries; or

•	the notes.

The term “indebtedness” is also defined in the indenture and includes, in general terms, our liabilities in respect of borrowed money, notes (including the notes), bonds, letters of credit, bank guarantees, bankers’ acceptances, capital and certain other leases, interest rate and foreign currency derivative contracts or similar arrangements, guarantees and certain other obligations described in the indenture, subject to certain exceptions. The term does not include, for example, any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services.

The term “designated senior indebtedness” is defined in the indenture and includes, in general terms, any senior indebtedness that by its terms expressly provides that it is “designated senior indebtedness” for purposes of the indenture.

As of May 29, 2002, we had no senior indebtedness outstanding and our subsidiaries had no material liabilities. Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture. We may from time to time incur debt, including senior indebtedness. Our subsidiaries are likely to incur liabilities in the future.

We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to the notes. The trustee’s claims for these payments will generally be senior to those of noteholders in respect of all funds collected or held by the trustee.

Merger and Sale of Assets by Us

The indenture provides that we may not consolidate with or merge with or into any other person or convey, transfer or lease our properties and assets substantially as an entirety to another person, unless among other items:

•
we are the surviving person, or the resulting, surviving or transferee person, if other than us is organized and existing under the laws of the United States, any state thereof or the District of Columbia or any other country, if the merger, consolidation or other transaction would not impair the rights of holders;

•	the successor person assumes all of our obligations under the notes and the indenture; and

•	we or such successor person will not be in default under the indenture immediately after the transaction.

When such a person assumes our obligations in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture.

Events of Default; Notice and Waiver

The following will be events of default under the indenture:

•
we fail to pay principal or premium, if any, when due upon redemption, provisional redemption or otherwise on the notes, or we fail to make any payment of cash required to be made upon conversion of the notes, whether or not the payment is prohibited by subordination provisions;

•
we fail to pay any interest or liquidated damages, if any, on the notes, when due and such failure continues for a period of 30 days, whether or not the payment is prohibited by subordination provisions of the indenture;

•	we fail to perform or observe any of the covenants in the indenture for 60 days after notice; or

•	certain events involving our bankruptcy, insolvency or reorganization.

The trustee may withhold notice to the holders of the notes of any default, except defaults in payment of principal, premium, interest or liquidated damages, if any, on the notes. However, the trustee must consider it to be in the interest of the holders of the notes to withhold this notice.

If an event of default occurs and continues, the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal, premium, if any, and accrued interest and liquidated damages, if any, on the outstanding notes to be immediately due and payable. In case of certain events of bankruptcy or insolvency involving us, the principal, premium, if any, and accrued interest and liquidated damages, if any, on the notes will automatically become due and payable. However, if we cure all defaults, except the nonpayment of principal, premium, if any, interest or liquidated damages, if any, that became due as a result of the acceleration, and meet certain other conditions, with certain exceptions, this declaration may be cancelled and the holders of a majority of the principal amount of outstanding notes may waive these past defaults.

Payment of principal, premium, if any, or interest on the notes that are not made when due will accrue interest at the annual rate of 3¾% from the required payment date.

The holders of a majority of outstanding notes will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.

No holder of the notes may pursue any remedy under the indenture, except in the case of a default in the payment of principal, premium, if any, or interest on the notes, unless:

•	the holder has given the trustee written notice of an event of default;

•	the holders of at least 25% in principal amount of outstanding notes make a written request, and offer reasonable indemnity, to the trustee to pursue the remedy;

•	the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of the notes; and

•	the trustee fails to comply with the request within 60 days after receipt.

Modification and Waiver

The consent of the holders of a majority in principal amount of the outstanding notes is required to modify or amend the indenture. However, a modification or amendment requires the consent of the holder of each outstanding note if it would:

•	extend the fixed maturity of any note;

•	reduce the rate or extend the time for payment of interest of any note;

•	reduce the principal amount or premium of any note;

•	reduce any amount payable upon redemption, provisional redemption or repurchase of any note;

•	adversely change our obligation to redeem any note upon a fundamental change;

•	impair the right of a holder to institute suit for payment on any note;

•	change the currency in which any note is payable;

•	impair the right of a holder to convert any note or decrease the amount of cash payable if we elect cash payment upon conversion;

•	adversely modify, in any material respect, the subordination provisions of the indenture;

•	reduce the quorum or voting requirements under the indenture;

•	change any obligation of Riverstone to maintain an office or agency in the places and for the purposes specified in the indenture;

•	subject to specified exceptions, modify certain of the provisions of the indenture relating to modification or waiver of provisions of the indenture; or

•	reduce the percentage of notes required for consent to any modification of the indenture.

We are permitted to modify certain provisions of the indenture without the consent of the holders of the notes.

Form, Denomination and Registration

The notes were issued:

•	in registered form;

•	without interest coupons; and

•	in denominations of $1,000 principal amount and integral multiples of $1,000.

Global Note, Book-Entry Form

Notes held by “qualified institutional buyers” as defined in Rule 144A under the Securities Act, whom we refer to as QIBs, are evidenced by a global note. We deposited the global note with DTC and registered the global note in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

QIBs may hold their interests in a global note directly through DTC if such holder is a participant in DTC, or indirectly through organizations that are participants in DTC (called “participants”). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global note to such persons may be limited.

QIBs who are not participants may beneficially own interests in a global note held by DTC only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called “indirect participants”). So long as Cede & Co., as the nominee of DTC, is the registered owner of a global note, Cede & Co. for all purposes will be considered the sole registered holder of such global note. Except as provided below, owners of beneficial interests in a global note will:

•	not be entitled to have certificates registered in their names;

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the global note.

We will pay interest on and the redemption price of a global note to Cede & Co., as the registered owner of the global note, by wire transfer of immediately available funds on each interest payment date or the redemption or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

•	for the records relating to, or payments made on account of, beneficial ownership interests in a global note; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We have been informed that DTC’s practice is to credit participants’ accounts on that payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by a global note as shown in the records of DTC, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in the principal amount represented by a global note held through participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in “street name.”

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing its interest.

Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the notes represented by the global note as to which the participant or participants has or have given such direction.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue notes in certificated form in exchange for global notes.

Certificated Notes

QIBs may request that certificated notes be issued in exchange for notes represented by a global note.

Registration Rights of the Noteholders

The registration statement of which this prospectus forms a part has been filed under the terms of a registration rights agreement which we entered into with the initial purchaser of the notes. In the registration rights agreement we agreed that we would file a shelf registration statement with the SEC covering resale of the registrable securities within 105 days of the closing date of the sale of the notes and that we would use our reasonable efforts to cause the shelf registration statement to become effective within 180 days of the closing date. We have also agreed to use reasonable efforts to keep the shelf registration statement effective until the earlier of:

•	all of the registrable securities have been sold pursuant to the shelf registration statement; or

•	the expiration of the holding period applicable to the notes and the underlying common stock under Rule 144(k) under the Securities Act, or any successor provision.

When we use the term “registrable securities” in this section, we are referring to the notes and the common stock issuable upon conversion of the notes until the earliest of:

•	the effective registration under the Securities Act and the resale of the securities in accordance with the registration statement;

•	the expiration of the holding period under Rule 144(k) under the Securities Act; and

•	the sale to the public pursuant to Rule 144 under the Securities Act, or any similar provision then in force, but not Rule 144A.

We may suspend the use of the prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. The aggregate suspension periods shall not:

•	exceed 30 days in any three-month period; or

•	an aggregate of 90 days for all periods in any 12-month period.

Notwithstanding the foregoing, we will be permitted to suspend the use of the prospectus for up to 60 days in any three-month period under certain circumstances, relating to possible acquisitions, financings or other similar transactions.

We will pay predetermined liquidated damages if the shelf registration statement is not timely filed or made effective or if the prospectus is unavailable for periods in excess of those permitted above:

•
on the notes at an annual rate equal to .5% of the aggregate principal amount of the notes outstanding until the registration statement is filed or made effective or during the additional period the prospectus is unavailable; and

•	on each share of our common stock issued upon conversion, in an amount per year equal to .5% of an amount equal to $1,000 divided by the conversion rate during such periods.

A holder who elects to sell registrable securities pursuant to the shelf registration statement will be required to:

•	be named as a selling securityholder in this prospectus;

•	deliver a copy of this prospectus to purchasers; and

•	be subject to the provisions of the registration rights agreement, including indemnification provisions.

Under the registration rights agreement we will:

•	pay all expenses of the shelf registration statement;

•	provide each registered holder copies of this prospectus;

•	notify holders when the shelf registration statement has become effective; and

•	take other reasonable actions as are required to permit unrestricted resales of the registrable securities in accordance with the terms and conditions of the registration rights agreement.

We agreed to give notice to all holders of the filing and effectiveness of the shelf registration statement by issuing a press release to Reuters Economic Services and Bloomberg Business News. We previously provided holders with a form of notice and questionnaire to be completed and delivered by a holder interested in selling its registrable securities pursuant to the shelf registration statement. In order to sell registrable securities, a holder must complete and deliver the questionnaire to us prior to the date of intended distribution. In order to be named as a selling stockholder in this prospectus, a holder must have completed and delivered the questionnaire to us on or prior to the tenth business day before the effectiveness of the registration statement. Upon receipt of a completed questionnaire after that time, together with any other information we may reasonably request following the effectiveness, we will, within 15 business days, file any amendments to the shelf registration statement or supplements to this prospectus as are necessary to permit you to deliver your prospectus to purchasers of registrable securities, subject to our right to suspend the use of the prospectus. We will pay the predetermined liquidated damages described above to the holder if we fail to make the filing in the time required or, if such filing is a post-effective amendment to the shelf registration statement required to be declared effective under the Securities Act, if such amendment is not declared effective within 45 days of the filing. If you do not complete and deliver a questionnaire or provide the other information we may request, you will not be named as a selling stockholder in this prospectus and will not be permitted to sell your registrable securities pursuant to the shelf registration statement. This summary of the registration rights agreement is not complete. This summary is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement.

Information Concerning the Trustee

We have appointed State Street Bank and Trust Company of California, N.A., the trustee under the indenture, as paying agent, note registrar and custodian for the notes. The trustee or its affiliates may provide banking and other services to us in the ordinary course of their business.

The indenture contains certain limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the notes, the trustee must eliminate such conflict or resign.

UNITED STATES FEDERAL TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and common stock into which the notes may be converted, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change or differing interpretation, possibly with retroactive effect. Except as specifically discussed below with regard to non-U.S. holders (as defined below), this summary applies only to U.S. holders (as defined below) that are beneficial owners of the notes and that will hold the notes and common stock into which the notes may be converted as “capital assets” (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”)).

For purposes of this summary, U.S. holders include (1) individual citizens or residents of the U.S., including any alien individual who is a lawful permanent resident of the United States or who meets the substantial presence residency test under the federal income tax laws, (2) corporations or partnerships (including any entity treated as a corporation or a partnership for U.S. tax purposes) created or organized in or under the laws of the U.S., any State of the United States or the District of Columbia, (3) estates, the incomes of which are subject to U.S. federal income taxation regardless of the source of such income, or (4) trusts subject to the primary supervision of a U.S. court and the control of one or more U.S. persons. Persons other than U.S. holders (“non-U.S. holders”) are subject to special U.S. federal income tax considerations, some of which are discussed below.

If a partnership (including for this purpose any entity treated as a partnership for U.S. tax purposes) is a beneficial owner of the notes or common stock into which the notes may be converted, the U.S. tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A holder of the notes or common stock into which the notes may be converted that is a partnership and partners in such partnership should consult their individual tax advisors about the U.S. federal income tax consequences of holding and disposing of the notes and the common stock into which the notes may be converted.

This discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules such as (1) banks, thrifts, regulated investment companies, or other financial institutions or financial service companies, (2) S corporations, (3) holders subject to the alternative minimum tax, (4) tax-exempt organizations, (5) insurance companies, (6) foreign persons or entities (except to the extent specifically set forth below), (7) brokers or dealers in securities or currencies, (8) holders whose “functional currency” is not the U.S. dollar, or (9) persons that will hold the notes as a position in a hedging transaction, “straddle,” “conversion transaction” (as defined for tax purposes) or persons deemed to sell the notes or common stock under the constructive sale provisions of the Code.

We have not sought any ruling from the Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. In addition, the IRS is not precluded from successfully adopting a contrary position. This summary does not consider the effect of the federal estate or gift tax laws (except as set forth below with respect to non-U.S. holders) or the tax laws of any applicable foreign, state, local or other jurisdiction.

INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER

THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

U.S. Holders

Taxation of interest

Interest paid on the notes will be included in the income of a U.S. holder as ordinary income at the time it is treated as received or accrued, in accordance with such holder’s regular method of accounting for U.S. federal income tax purposes.

In general, if the terms of a debt instrument entitle a holder to receive payments other than fixed periodic interest that exceed the issue price of the instrument, the holder may be required to recognize additional interest as “original issue discount” over the term of the instrument. If the amount or timing of any additional payments on a note is contingent, the note could be subject to special rules that apply to contingent debt instruments. These rules generally require a holder to accrue interest income at a rate higher than the stated interest rate on the note and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or retirement of a note before the resolution of the contingencies. In certain circumstances, holders of notes could receive payments in excess of stated principal or interest. First, if we call the notes for redemption pursuant to our provisional redemption right, holders who convert their notes after the date we mail the notice of redemption would be entitled to receive an additional payment upon conversion as described under “Description of Notes—Redemption at the Option of Riverstone—Provisional Redemption.” Second, if we elect to convert the notes into cash, we will be required to pay cash equal to 105% of the value of the common stock that you would have received had your notes been converted into common stock. See “Description of Notes—Conversion of Notes.” Third, our failure to maintain an effective shelf registration statement or the availability of the prospectus as described under “Description of NotesñRegistration Rights of the Noteholders” may result in the payment of predetermined liquidated damages in the manner described in that section of this prospectus. We did not believe at the time of issuance of the notes and still do not believe that the notes should be treated as contingent debt instruments because of these potential additional payments. Therefore, for purposes of filing tax or information returns with the IRS, we will not treat the notes as contingent debt instruments or as having original issue discount. Because of the lack of authority on point, the tax consequences of the additional payments are uncertain. The notes could be treated as contingent debt instruments, with the consequences described above. If the notes are not treated as contingent debt instruments, so that the potential receipt of the additional payments does not affect the accrual of interest, the holders could still be required to recognize income or gain upon receipt of a contingent payment.

Sale, exchange or redemption of the notes

Upon the sale, exchange (other than a conversion) or redemption of a note, a U.S. holder generally will recognize capital gain or loss equal to the difference between (1) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest income or market discount not previously included in income, which will be taxable as ordinary income, or is attributable to accrued interest that was previously included in income, which amount may be received without generating further income) and (2) such holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note generally will equal the cost of the note to such holder less any principal payments received by such holder, increased by any market discount previously includable in income by such holder with respect to the note, and reduced by any amortizable bond premium used to offset interest income on the note. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in the note is more than one year at the time of sale, exchange or redemption. Long-term capital gains recognized by some noncorporate U.S. holders, including individuals, will generally be subject to taxation at reduced rates. The deductibility of capital losses is subject to limitations.

Market discount and bond premium

If a U.S. holder purchases a note for an amount less than its stated principal amount, the difference will be treated as market discount. Under the market discount rules, such holder will be required, subject to a de minimis exception, to treat any gain on the sale, exchange, retirement or other disposition of the note as ordinary income to the extent of the market discount that has not previously been included in income and that is treated as having accrued on such note at the time of such payment or disposition. If a note with accrued market discount is converted into common stock pursuant to the conversion feature, the amount of such accrued market discount not previously included in income generally will be taxable as ordinary income upon disposition of the common stock. In addition, a U.S. holder may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the note.

Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless a U.S. holder elects to accrue under a constant yield method. Such holder may elect to include market discount in income currently as it accrues (on either a ratable or constant yield method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired by a U.S. holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

If you purchase a note for an amount in excess of its principal amount, plus accrued interest, you generally may elect to amortize that premium from the purchase date to the note’s maturity date under a constant yield method. Amortizable premium, however, will not include any premium attributable to the value of a note’s conversion feature. Amortizable premium can only offset interest income on a note and may not be deducted against other income. An election to amortize premium on a constant yield method, once made, generally applies to all debt obligations held or subsequently acquired by such holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

The rules regarding market discount and amortizable premium are complex, and U.S. holders should consult their own tax advisors regarding these rules.

Conversion of the notes

A U.S. holder generally will not recognize any income, gain or loss upon conversion of a note into common stock except with respect to cash received in lieu of a fractional share of common stock. Cash received in lieu of a fractional share of common stock upon conversion will be treated as a payment in exchange for the fractional share of common stock. Accordingly, the receipt of cash in lieu of a fractional share of common stock generally will result in capital gain or loss (measured by the difference between the cash received for the fractional share and the holder’s adjusted tax basis in the fractional share). If a holder receives an additional payment upon a conversion of notes, the holder would be required to recognize income or gain equal to the amount of the payment.

A U.S. holder’s tax basis in the common stock received on conversion of a note will be the same as such holder’s adjusted tax basis in the note at the time of conversion (reduced by any basis allocable to a fractional share interest), and the holding period for the common stock received on conversion will generally include the holding period of the note converted.

If we elect to convert your notes into cash, the tax consequences to the holder will generally be the same as those of a redemption of the notes. See “Sale, exchange or redemption of the notes” above.

Distributions on common stock

Distributions, if any, made on the common stock after a conversion generally will be included in the income of a U.S. holder as ordinary dividend income to the extent of our current or accumulated earnings and profits. A dividend distribution to a corporate U.S. holder may qualify for a dividends-received deduction; however, certain holding period requirements, taxable income and other limitations may apply. Distributions in excess of our current and accumulated earnings and profits will be treated as a non-taxable return of capital that reduces the U.S. holder’s basis in the common stock dollar-for-dollar until the basis has been reduced to zero, and thereafter as capital gain.

Holders of convertible debt instruments such as the notes may, in some circumstances, be deemed to have received distributions of stock if the conversion price of such instruments is adjusted to the extent the adjustment results in an increase in the holder’s proportionate interest in the earnings and profits or assets of Riverstone. However, adjustments to the conversion price made pursuant to a bona fide, reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the debt instruments will generally not be considered to result in a constructive distribution of stock. Some of the possible adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to our stockholders or adjustments at our discretion) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, U.S. holders of notes may be deemed to have received constructive distributions taxable as dividends to the extent of our current and accumulated earnings and profits even though they have not received any cash or property as a result of such adjustments. A holder’s tax basis in a note, however, generally will be increased by the amount of any constructive dividend included in taxable income. In addition, in some circumstances, an adjustment or the failure to provide for an adjustment may result in taxable dividend income to the holders of common stock.

Sale, exchange or redemption of common stock

Upon the sale, exchange or redemption of common stock a U.S. holder generally will recognize capital gain or loss equal to the difference between (1) the amount of cash and the fair market value of any property received upon the sale or exchange and (2) such U.S. holder’s adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in common stock is more than one year at the time of the sale, exchange or redemption (except to the extent of any accrued market discount attributable to such stock, which will be taxable as ordinary income, as described above under “Market discount and bond premium”). Long-term capital gains recognized by some non-corporate U.S. holders, including individuals, will generally be subject to taxation at reduced rates. A U.S. holder’s basis and holding period in common stock received upon conversion of a note are determined as discussed above under “Conversion of the Notes.” The deductibility of capital losses is subject to limitations.

Backup withholding and information reporting

Backup withholding of U.S. federal income tax may apply to payments pursuant to the terms of a note or common stock (including proceeds received upon the sale, exchange, redemption, retirement or other disposition of the notes or common stock) to a U.S. holder that is not an “exempt recipient” and that fails to provide required identifying information (such as the holder’s U.S. taxpayer identification number, or “TIN”) and certification in the manner required. The backup withholding rate is currently 30%, and will be reduced in stages, down to a 28% rate, which will take effect in 2006. Generally, individuals are not exempt recipients. Corporations are generally exempt recipients, whereas other entities may be exempt recipients. Payments made in respect of a note or common stock (possibly including proceeds received upon the sale, exchange, redemption, retirement or other disposition of the notes or common stock) must be reported to the IRS, unless the U.S. holder is an exempt recipient or otherwise establishes an exemption. Any amount withheld from a payment to a U.S. holder under the backup withholding rules is allowable as a refund or credit against the holder’s U.S. federal income tax, provided that the required information is furnished to the IRS in a timely manner.

Non-U.S. Holders

Although the following discussion applies specifically to non-U.S. holders, it is not exhaustive. The discussion preceding this section may also apply to non-U.S. holders. Non-U.S. holders should consult their own tax advisors concerning the applicability of the United States federal tax laws and the laws of any relevant state, local or non-United States taxing jurisdiction.

Taxation of interest

Generally, payments of interest to a non-U.S. holder are subject to a United States withholding tax at a rate of 30%, except where an applicable tax treaty provides for the reduction or elimination of such withholding tax and the recipient of the interest payments complies with all certification requirements necessary to qualify for the treaty benefit. However, payments to a non-U.S. holder of interest income (other than certain contingent interest) that is not effectively connected with a United States trade or business will not be subject to a United States withholding tax under the “portfolio interest exemption” provided that:

•
the non-U.S. holder does not actually or constructively own (pursuant to the conversion feature of the notes or otherwise) 10% or more of the combined voting power of all of our classes of stock entitled to vote;

•	the non-U.S. holder is not a “controlled foreign corporation” related to us actually or constructively through stock ownership; and

•	the non-U.S. holder is not a bank which acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business.

The portfolio interest exemption and several of the special rules for non-U.S. holders described below apply only if the non-U.S. holder certifies its nonresident status. A non-U.S. holder can meet this certification requirement by providing a Form W-8BEN or appropriate substitute form to us or our paying agent. If a non-U.S. holder holds the notes through a financial institution or other agent acting on the holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent. The agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. We may be required to report annually to the IRS and to each non-U.S. holder the amount of interest paid to, and the tax withheld, if any, with respect to, each non-U.S. holder.

Except to the extent that an applicable treaty otherwise provides, generally a non-U.S. holder will be taxed in the same manner as a U.S. holder with respect to interest if the interest income is effectively connected with the non-U.S. holder’s conduct of a United States trade or business. A corporate non-U.S. holder may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30%

rate (or, if applicable, a lower treaty rate). Even though such effectively connected interest is subject to income tax, and may be subject to the branch profits tax, it will not be subject to withholding tax if the non-U.S. holder delivers proper certification to the payor.

Sale, exchange or redemption of the notes or common stock

A non-U.S. holder of a note or common stock will not be subject to U.S. federal income tax on gains realized on the sale, exchange or redemption of such note or common stock unless (1) such non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of sale, exchange or other disposition, and other required conditions are met, (2) such gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States and, if an applicable U.S. income tax treaty requires, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder, (3) the non-U.S. holder is subject to Code provisions applicable to some former U.S. citizens or long-term U.S. tax residents, or (4) in certain circumstances, if we are, or have been at any time within the shorter of the five-year period preceding such sale or other disposition or the period such non-U.S. holder held the common stock or note, a U.S. real property holding corporation (a “USRPHC”) within the meaning of Section 897(c)(2) of the Code for U.S. federal income tax purposes. We do not believe that we are currently a USRPHC or that we will become one in the future.

Conversion of the notes

A non-U.S. holder generally should not be subject to U.S. federal income tax on the conversion of a note into common stock. To the extent a non-U.S. holder receives cash in lieu of a fractional share of common stock upon conversion, such cash may give rise to gain that would be subject to the rules described above with respect to the sale, exchange or redemption of a note or common stock. See “Non-U.S. Holders—Sale, exchange or redemption of the notes or common stock” above. A holder could be subject to U.S. federal income tax on any additional payment received upon conversion of a note. If we determine that any such payment is subject to withholding we will withhold tax from the payment. If tax were withheld and the payment were determined not to be subject to U.S. federal income tax, a non-U.S. holder would be entitled to a refund of the tax withheld.

If we elect to convert your notes into cash, the tax consequences to the holder will generally be the same as those of a redemption of the notes. See “Sale, exchange or redemption of the notes” above.

Distributions on common stock

Distributions on common stock after conversion will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Dividends paid on common stock held by a non-U.S. holder generally will be subject to U.S. withholding tax at a 30% rate, except where an applicable U.S. income tax treaty provides for the reduction or elimination of such withholding tax or where the dividends are effectively connected with the holder’s conduct of a trade or business in the United States and are taxable as described below. A non-U.S. holder may be required to satisfy specific requirements in order to claim a reduction or exemption from withholding under the foregoing rules.

Distributions in excess of our current and accumulated earnings and profits as determined under U.S. federal income tax principles will be treated as a non-taxable return of capital that reduces the non-U.S. holder’s basis in the common stock dollar-for-dollar until the basis has been reduced to zero, and thereafter as capital gain. Such capital gain will generally not be taxable to a non-U.S. holder except under the circumstances described above under “Non-U.S. Holders—Sale, exchange or redemption of the notes or common stock.”

The conversion rate of the notes is subject to adjustment in some circumstances. Any such adjustment or failure to make an adjustment could, in some circumstances, give rise to a deemed distribution to non-U.S. holders of the notes or common stock that is taxable as a dividend, and subject to U.S. withholding tax, to the extent of our accumulated earnings and profits. See “U.S. Holders—Distributions on common stock” above.

Income or gains effectively connected with a U.S. trade or business

If a non-U.S. holder of a note or common stock is engaged in a trade or business in the U.S. and if interest on the note, dividends on the common stock, or gain realized on the sale, exchange or other disposition of the note or common stock is effectively connected with the conduct of such trade or business (and, if an applicable tax treaty requires, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder in the U.S.), the non-U.S. holder, although exempt from U.S. withholding tax (provided that the certification requirements discussed in the next sentence are met), will generally be subject to U.S. federal income tax on such interest, dividends or gain on a net income basis in the same manner as if it were a U.S. holder. The non-U.S. holder will be required, under currently effective Treasury Regulations, to provide us with a properly executed IRS Form W-8ECI or successor form in order to claim an exemption from U.S. withholding tax. In addition, if such non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year.

U.S. federal estate tax

A note held by an individual who at the time of death is not a citizen or resident of the U.S. (as specially defined for U.S. federal estate tax purposes) will not be subject to U.S. federal estate tax with respect to the note if the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock and, at the time of the individual’s death, payments with respect to such note would not have been effectively connected with the conduct by such individual of a trade or business in the U.S. Common stock held by an individual, actually or constructively, who at the time of death is not a citizen or resident of the U.S. (as specially defined for U.S. federal estate tax purposes) will be included in such individual’s estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty otherwise provides.

Non-U.S. holders should consult with their tax advisors regarding U.S. federal, state and local and foreign income and estate tax consequences with respect to the notes and common stock.

Backup withholding and information reporting

A non-U.S. holder may have to comply with specific certification procedures to establish that he is not a U.S. person in order to avoid information reporting and backup withholding tax requirements with respect to our payments of principal and interest on the notes. In addition, we must report annually to the IRS and to each non-U.S. holder the amount of any interest or dividends paid to, and any tax withheld with respect to, such holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder of a note or common stock will be allowed as a refund or credit against such holder’s U.S. federal income tax provided that the required information is furnished to the IRS in a timely manner. Non-U.S. holders of the notes or our common stock should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of exemptions and the procedure for obtaining any available exemption.

THE PRECEDING DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR U.S. FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES AND OUR COMMON STOCK. TAX ADVISORS SHOULD ALSO BE CONSULTED AS TO THE U.S. ESTATE AND GIFT TAX CONSEQUENCES AND THE FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES AND OUR COMMON STOCK, AS WELL AS THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

SELLING SECURITYHOLDERS

We originally issued the notes in a private placement in November 2001. The notes were resold by the initial purchaser to qualified institutional buyers under Rule 144A under the Securities Act. Those purchasers may have made subsequent transfers of the notes to purchasers that are qualified institutional buyers pursuant to Rule 144A. We have no knowledge whether the selling securityholders listed below received the notes on the initial distribution or through subsequent transfers after the close of the initial private placement. Selling securityholders, including their transferees, donees or pledgees or their successors, may offer and sell the notes and the underlying common stock pursuant to this prospectus.

The following table sets forth information as of May 29, 2002 regarding the principal amount of notes and the underlying common stock, beneficially owned by each selling securityholder, that may be offered using this prospectus. Information with respect to beneficial ownership is based upon information provided by or on behalf of the selling security holders.

Unless otherwise described below, to our knowledge, no selling securityholder nor any of its affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus.

A selling securityholder may offer all, some or none of the notes and shares of the common stock issuable upon conversion of the notes. Accordingly, no estimate can be given as to the amount or percentage of notes or our common stock that will be held by the selling securityholders upon termination of sales pursuant to this prospectus. In addition, the selling securityholders identified below may have sold, transferred or disposed of all or a portion of their notes since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act.

Name	Principal Amount of Notes Beneficially Owned that may be Offered	Percentage of Notes Outstanding	Number of Shares of Common Stock Beneficially Owned	Number of Shares of Common Stock that may be Offered(1)	Percentage of Common Stock Outstanding(2)
AIG/National Union Fire Insurance	$800,000	*	44,052	44,052	*
AIM MID CAP OPPORTUNITIES FUND	$1,500,000	*	82,599	82,599	*
AIM SMALL CAP OPPORTUNITIES FUND	$2,500,000	1.4%	137,665	137,665	*
Arkansas PERS	$1,100,000	*	60,572	60,572	*
Aristeia International Limited	$2,730,000	1.6	150,330	150,330	*
Aristeia Partners, LP	$770,000	*	42,400	42,400	*
B.C. McCabe Foundation	$300,000	*	16,159	16,159	*

Name	Principal Amount of Notes Beneficially Owned that may be Offered	Percentage of Notes Outstanding	Number of Shares of Common Stock Beneficially Owned	Number of Shares of Common Stock that may be Offered(1)	Percentage of Common Stock Outstanding(2)
Boilermakers Blacksmith Pension Trust	$1,400,000	*	77,092	77,092	*
Calamos® Market Neutral Fund—CALAMOS® Investment Trust	$4,000,000	2.0	220,264	220,264	*
Delaware PERS	$1,575,000	*	86,729	86,729	*
Duke Endowment	$300,000	*	16,519	16,519	*
Durango Investments L.P.	$1,000,000	*	55,066	55,066	*
Eagle Pacific Insurance Company (High Yield)	$90,000	*	4,955	4,955	*
First Union International Capital Markets Inc.	$13,500,000	8.0	743,392	743,392	*
First Union Securities Inc.	$20,901,000	12.0	1,150,936	1,150,936	*
F.R. Convt. Sec. Fn.	$175,000	*	9,636	9,636	*
Grace Brothers Management, LLC	$3,500,000	2.0	192,731	192,731	*
ICI American Holdings Trust	$575,000	*	31,663	31,663	*
JMG Triton Offshore Fund, Ltd.	$1,000,000	*	55,066	55,066	*
Lipper Convertibles, L.P.	$2,500,000	1.0	137,665	137,665	*
National Fuel Gas Company Retirement Plan	$100,000	*	5,506	5,506	*
Ondeo Nalco	$165,000	*	9,085	9,085	*
Oxford, Lord Abbett & Co.	$1,400,000	*	77,092	77,092	*
Prudential Insurance Co. of America	$125,000	*	6,883	6,883	*
RAM Trading LTD	$2,000,000	1.0	110,132	110,132	*
Robertson Stephens	$13,000,000	7.0	715,859	715,859	*
SDCERA High Yield	$310,000	*	17,070	17,070	*
SG Cowen Securities	$10,000,000	6.0	550,661	550,661	*
State of Oregon/Equity	$4,925,000	3.0	271,200	271,200	*
Southern Farm Bureau Life Insurance	$835,000	*	45,980	45,980	*
Starvest Combined Portfolio	$840,000	*	46,255	46,255	*
Syngenta AG	$275,000	*	15,143	15,143	*
Total Fina Elf Finance U.S.A. Inc.	$200,000	*	11,013	11,013	*
Tribeca Investments L.L.C.	$2,500,000	1.0	137,665	137,665	*

Name	Principal Amount of Notes Beneficially Owned that may be Offered	Percentage of Notes Outstanding	Number of Shares of Common Stock Beneficially Owned	Number of Shares of Common Stock that may be Offered(1)	Percentage of Common Stock Outstanding(2)
Zeneca Holdings Trust	$400,000	*	22,026	22,026	*
All other holders of notes or future transferees, pledgees, donees, assignees or successors of any such holders(3)(4)	$77,709,000	44.4	4,279,131	4,279,131	3.4%

*	Less than 1%.
(1)
Assumes conversion of all of the holder’s notes at a conversion rate of 55.0661 shares of common stock per $1,000 principal amount of notes. However, this conversion rate will be subject to adjustment as described under “Description of Notes – Conversion of Notes.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)
Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act, using 122,704,863 shares of common stock outstanding as of May 24, 2002. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all that holder’s notes, but we did not assume conversion of any other holder’s notes.

(3)	Information about other selling stockholders will be set forth in prospectus supplements, if required.
(4)
Assumes that any other holders of the notes or any future pledgees, donees, assignees, transferees or successors of or from such other holders of the notes do not beneficially own any shares of common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate described in footnote 1 above.

If, after the date of this prospectus, a securityholder notifies us pursuant to the registration rights agreement of its intent to dispose of notes pursuant to the registration statement, we may supplement this prospectus to include that information.

PLAN OF DISTRIBUTION

We will not receive any of the proceeds of the sale of the notes and the underlying common stock offered by this prospectus. The notes and the underlying common stock may be sold from time to time to purchasers:

•	directly by the selling securityholders; or

•
through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes and the underlying common stock (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved).

The selling securityholders and any such broker-dealers or agents who participate in the distribution of the notes and the underlying common stock may be deemed to be “underwriters.” As a result, any profits on the sale of the underlying common stock by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were deemed to be underwriters, the selling securityholders may be subject to statutory liabilities as underwriters under the Securities Act.

If the notes and the underlying common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions.

The notes and the underlying common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in transactions:

•
on any national securities exchange or quotation service on which the notes and underlying common stock may be listed or quoted at the time of the sale, including the Nasdaq National Market in the case of the common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•	through the writing of options;

•	through the distribution by any selling securityholder to its partners, members or shareholders; or

•	through a combination of the above.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with the sales of the notes and the underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and the underlying common stock in the course of hedging their positions. The selling securityholders may also sell the notes and the underlying common stock short and deliver notes and the underlying common stock to close out short positions, or loan or pledge notes and the underlying common stock to broker-dealers that in turn may sell the notes and the underlying common stock.

Under the securities laws of some states, the notes and the underlying common stock may be sold in these states only through registered or licensed brokers or dealers. In addition, in some states, the notes and the underlying common stock may not be sold unless the notes and the underlying common stock have been registered or qualified for sale in these states or an exemption from registration or qualification is available and is complied with.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying common stock by the selling securityholders. We cannot assure you that any selling securityholder will sell any or all of the notes or the underlying common stock offered by them pursuant to this prospectus. Any notes or underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. In addition, we cannot assure you that any selling securityholder will not transfer, devise or gift the notes and the underlying common stock by other means not described in this prospectus.

Our common stock trades on the Nasdaq National Market under the symbol “RSTN.” However, no assurance can be given as to the development of liquidity or any trading market for the notes.

The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying common stock by the selling securityholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the notes and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying common stock.

Pursuant to the registration rights agreement that has been incorporated by reference as an exhibit to this registration statement, we and the selling securityholders will each indemnify the other against specified liabilities, including liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.

We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the notes and the underlying common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

LEGAL MATTERS

The validity of the notes and the common stock issuable upon conversion will be passed upon for Riverstone by Pillsbury Winthrop LLP, Palo Alto, California. As of the date of this prospectus, Jorge A. del Calvo, a partner of Pillsbury Winthrop LLP, is a director and stockholder of Riverstone.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended March 2, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

The consolidated financial statements and schedule of Riverstone Networks, Inc. as of March 3, 2001, and for the years ended February 29, 2000 and March 3, 2001, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy materials that we have filed with the Securities and Exchange Commission at the following Securities and Exchange Commission public reference room:

450 Fifth Street, N.W.
Room 1200
Washington, D.C. 20549

Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room.

Our Securities and Exchange Commission filings are also available to the public on the Securities and Exchange Commission’s Internet website at http://www.sec.gov.

DOCUMENTS INCORPORATED BY REFERENCE

We incorporate by reference into this prospectus the documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, including any filings after the date of this prospectus, until this prospectus is terminated. The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement.

•	Our Annual Report on Form 10-K for our fiscal year ended March 2, 2002.

•	The description of our common stock contained in our registration statement on Form 8-A filed under the Exchange Act on January 29, 2001.

•
The description of our preferred stock purchase rights contained in our registration statement on Form 8-A filed under the Exchange Act on July 20, 2001, including any amendments or reports for the purpose of updating that description.

You may request a copy of these filings, at no cost, by writing to us at the following address or telephoning us at (408) 878-6500 between the hours of 9:00 a.m. and 4:00 p.m., Pacific time:

Investor Relations Department
Riverstone Networks, Inc.
5200 Great America Parkway
Santa Clara, California 95054

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuances and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the distribution of the securities being registered.

SEC Registration Fee	$16,100
Printing and Engraving Costs	3,000
Legal Fees and Expenses	40,000
Accounting Fees and Expenses	35,000
Trustee and Transfer Agent Fees and Expenses	10,000
Miscellaneous	900

TOTAL	$105,000

All of the amounts shown are estimates, except the Securities and Exchange Commission registration fee.

Item 15.    Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him for the action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any person serving in a covered capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and except that no indemnification shall be made for any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware court of chancery or another court in which the action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnify for expenses which the court of chancery or other court shall deem proper.

Section 102(b)(7) of the Delaware General Corporation Law, as amended, permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law (relating to unlawful payment of dividends and unlawful stock purchase and redemption), or (iv) for any transaction from which the director derived an improper personal benefit.

Article VIII of the registrant’s restated certificate of incorporation, as amended, (Exhibit 3.1 to the registrant’s Registration Statement on Form S-1 (File No. 333-45958)) provides that the registrant’s directors shall not be liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liabilities is not permitted under the Delaware General Corporation Law as in effect at the time such liability is determined. Article IX of the restated certificate of incorporation and Article 7 of the registrant’s amended and restated by-laws (Exhibit 3.2 to the registrant’s Registration Statement on Form S-1 (File No. 333-45958)) provide that the registrant shall indemnify its directors and officers to the full extent permitted by the law of the state of Delaware. Article 7 of the registrant’s amended and restated by-laws permits the registrant to secure insurance on behalf of any director or officer for any liability arising out of his or her actions in that capacity. The registrant has secured such insurance.

Item 16.    Exhibits

Exhibit No.	Description

4.1
Indenture between the Company and State Street Bank and Trust Company of California, N.A. dated as of November 21,2001 (incorporated by reference to Exhibit 4.1 to the Registrant’s Quarterly Report on Form 10-Q for the period ended December 1, 2001).

4.2
Registration Rights Agreement dated as of November 21, 2001 between the Company and Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc. (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the period ended December 1, 2001).

5.1	Opinion of Pillsbury Winthrop LLP.

12.1	Statement Regarding Computation of Ratios of Earnings to Fixed Charges.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of KPMG LLP.

23.3	Consent of Pillsbury Winthrop LLP (included within Exhibit 5.1).

24.1	Power of Attorney (see page II-4).

25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of a corporation designated to act as a Trustee on Form T-1.

Item 17.    Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, the State of California, on this 31st day of May, 2002.

RIVERSTONE NETWORKS, INC.

By:	/S/ ROMULUS PEREIRA
Romulus Pereira President, Chief Executive Officer and Director

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes Romulus Pereira and Robert Stanton, and each of them singly, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to execute any and all amendments (including any post-effective amendment) to this Registration Statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act) and to file the same, with all exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the person or persons so acting deems appropriate, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ ROMULUS PEREIRA Romulus Pereira	President, Chief Executive Officer and Director (principal executive officer)	May 31, 2002

/S/ ROBERT STANTON Robert Stanton	Executive Vice President of Finance, and Chief Financial Officer (principal financial and accounting officer)	May 31, 2002

/S/ PIYUSH PATEL Piyush Patel	Chairman of the Board	May 31, 2002

Eric Jaeger	Director

/S/ JORGE DEL CALVO Jorge del Calvo	Director	June 3, 2002

/S/ CHRISTOPHER PAISLEY Christopher Paisley	Director	May 31, 2002

EXHIBIT INDEX

Exhibit No.	Description

4.1
Indenture between the Company and State Street Bank and Trust Company of California, N.A. dated as of November 21, 2001 (incorporated by reference to Exhibit 4.1 to the Registrant’s Quarterly Report on Form 10-Q for the period ended December 1, 2001).

4.2
Registration Rights Agreement dated as of November 21, 2001 between the Company and Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc. (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the period ended December 1, 2001).

5.1	Opinion of Pillsbury Winthrop LLP.

12.1	Statement Regarding Computation of Ratios of Earnings to Fixed Charges.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of KPMG LLP.

23.3	Consent of Pillsbury Winthrop LLP (included within Exhibit 5.1).

24.1	Power of Attorney (see page II-4).

25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of a corporation designated to act as a Trustee on Form T-1.